SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2014

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida		32202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (904)-598-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) New Director

On May 25, 2014, Regency Centers Corporation’s (the “Company”) Board of Directors appointed Bryce Blair as its newest member. Mr. Blair’s term will begin on October 1, 2014. Mr. Blair, age 55, will be granted a stock rights award of 2,000 shares of common stock upon joining the Board. The appointment of Mr. Blair will expand Regency’s Board to twelve members, ten of whom are independent directors. Mr. Blair will also receive the compensation payable to all other non-employee members of the Company’s Board of Directors. The Company has determined that Mr. Blair is independent of the Company and its management within the meaning of the New York Stock Exchange listing standards.

Mr. Blair is the former Chairman and CEO of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments throughout the United States. He served as CEO from 2001 through 2012 and Chairman from 2002 through 2013. Mr. Blair currently serves as a member of the board of directors of Invitation Homes, LP and PulteGroup, Inc. Mr. Blair is the past chairman of the National Association of Real Estate Investment Trusts (“NAREIT”), where he also served on the Executive Committee and Board of Governors. He received an MBA from Harvard Business School and an undergraduate degree in civil engineering from the University of New Hampshire.

On May 27, 2014, the Company issued a press release, which is attached as Exhibit 99.1, announcing the appointment of Mr. Blair to the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press release dated May 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION
(registrant)

May 28, 2014	By:	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President and Treasurer

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